Exhibit 10.2

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is made and entered into this 30th day of June, 2007 (the “Effective Date”), by and between Gish Biomedical, Inc., a California corporation (“Licensor”), and CardioTech International, Inc., a Massachusetts corporation (“Licensee”).  Licensor and Licensee will be referred to herein collectively as the “Parties,” and each individually as a “Party.”

WHEREAS, Licensor and Licensee have entered into that certain Stock Purchase Agreement, dated June 30, 2007 (the “SPA”), pursuant to which, among other things, MEDOS Medizintechnik AG, a company organized under the laws of the Federal Republic of Germany (“MEDOS”), will acquire all of the issued and outstanding capital stock of Licensor from Licensee;

WHEREAS, the SPA contemplates that the Parties will enter into this Agreement at Closing (as defined in the SPA);

WHEREAS, Licensor owns certain intellectual property related to coating techniques for medical devices, and Licensor intends to license such intellectual property to Licensee on a non-exclusive basis so that Licensee may continue to make and sell certain Products (as defined below), subject to the terms and conditions of this Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.             DEFINITIONS

1.1.          Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the SPA.  In addition, the following terms shall have the following meanings:

“Change of Control” means the occurrence of any of the following events: (i) Licensee directly or indirectly sells, conveys or otherwise disposes of all or substantially all of Licensee’s assets or business to a Third Party; (ii) Licensee or any of its controlling Affiliates merges with or into or consolidates with any Third Party; (iii) there occurs any transaction or series of related transactions as a result of which twenty percent (20%) or more of the equity securities of Licensee or any of its controlling Affiliates are held, directly or indirectly, by a Third Party; or (iv) any other transaction or series of related transactions as a result of which a Third Party is able to elect a majority of the members of the board of directors of Licensee or any of its controlling Affiliates.  For the purpose of this definition, a “controlling Affiliate” is an Affiliate that “controls” Licensee, as “control” is used in the definition of “Affiliate” in the SPA.

“Confidential Information” has the meaning set forth in Section 7.3.

“Field” means any field of use other than the development, manufacture, production, marketing or supply of products or services, or conduct of other commercial activities, of the kind developed, manufactured, produced, marketed, supplied or conducted by

Licensor, MEDOS or any of their respective Affiliates prior to Closing or during the Restricted Period.  Notwithstanding the foregoing, the Field shall include the sale of materials by Licensee to Third Parties so long as such Third Parties do not directly or indirectly manufacture, distribute and/or sell products with respect to (i) cardiovascular surgery, including oxygenators, (ii) cardioplegia systems, (iii) Extra Corporeal Membrane Oxygenation (“ECMO”) pumps, or (iv) drivers to be used with such ECMO pumps, ventricle assist devices or total artificial hearts.

“Improvements” means any and all improvements, modifications or derivative works made to, or created from, any Licensed Technology.

“Know-How” means any confidential unpatented or unpatentable invention, development, discovery, technology, biological material, compound, probe, sequence, technical information, method or other confidential information or material, in all cases to the extent, but only to the extent, not in the public domain.

“Licensed Technology” means the Patent Rights identified on Exhibit A attached hereto and Know-How related thereto as and to the extent owned by Licensor as of the Effective Date.

“Patent Right” means any and all U.S. or non-U.S. (a) patents, (b) patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon, (c) patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, and (d) any other form of government-issued right substantially similar to any of the foregoing.

“Product” means any product of Licensee that, but for the license granted to Licensee hereunder, would infringe, misappropriate or otherwise violate (as applicable) any of the Licensed Technology.

“Subsidiaries” means Licensee’s wholly-owned subsidiaries as such exist from time to time on or after the Effective Date for so long as such subsidiaries remain wholly owned by Licensee.

“Term” has the meaning set forth in Section 6.1.

“Territory” means the United States, its territories and possessions.

“Third Party” means any Person other than Licensor, Licensee and any Subsidiaries.

2.             LICENSE GRANT

2.1.          Limited License.  Subject to the rights of MEDOS under the SPA and to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-exclusive, royalty-free, revocable, sublicensable (subject to Section 2.3), limited license for the Term under the Licensed Technology solely to make, have made, import, have imported, use, sell and offer to sell Products in the Field in the Territory.

2.2.          No Implied Rights.  Licensor reserves all rights not expressly granted under Section 2.1.

2.3.          Sublicenses.  Licensee may only sublicense its rights under Section 2.1 to Subsidiaries.  If, at any time, any Subsidiary ceases to be wholly owned by Licensee, any sublicense to such Subsidiary shall immediately terminate without any need for action on the part of Licensor, Licensee or such Subsidiary.  Each permitted sublicense shall be in writing and shall contain provisions that protect Licensor’s rights to at least the same extent that this Agreement and the SPA protect Licensor’s rights.  Licensee shall provide Licensor with a copy of each such written sublicense.  Licensee shall be fully responsible for any breach of this Agreement by any Subsidiary.

3.             LICENSEE’S REPRESENTATIONS AND WARRANTIES

3.1.          Licensee hereby represents and warrants to Licensor that: (a) it is a corporation, duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts; (b) it has the power to execute and deliver this Agreement and to consummate the transactions contemplated hereby; and (c) this Agreement constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms.

4.             LICENSOR’S DISCLAIMER AND EXCLUSIONS

4.1.          ALL RIGHTS GRANTED HEREUNDER ARE GRANTED SOLELY ON AN “AS-IS” AND “WHERE-IS” BASIS.  LICENSOR SHALL HAVE NO LIABILITY TO LICENSEE OR ANY OTHER PERSON ARISING FROM OR RELATING TO ANY RIGHTS GRANTED HEREUNDER OR OTHERWISE ARISING FROM OR RELATING TO THIS AGREEMENT WHETHER IN CONTRACT, TORT OR OTHERWISE.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, LICENSOR HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES CONCERNING THE LICENSED TECHNOLOGY OR ANY OTHER MATTER RELATED TO THE SUBJECT MATTER HEREOF, INCLUDING ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, MISAPPROPRIATION, OR ANY WARRANTY OR REPRESENTATION AS TO THE OWNERSHIP, INVENTORSHIP, VALIDITY, SCOPE OR ENFORCEABILITY OF THE LICENSED TECHNOLOGY.

5.             INTELLECTUAL PROPERTY

5.1.          Ownership.  Licensee acknowledges and agrees that Licensor is the sole and exclusive owner of the Licensed Technology and that, as between Licensor and Licensee, Licensor shall exclusively own all right, title and interest in and to any Improvements made by, or on behalf of, Licensee or any of its Affiliates.  Licensee shall promptly disclose any such Improvements to Licensor in writing.  Any such Improvements shall be deemed to be included in the Licensed Technology.

5.2.          No Challenges.  Licensee and its Affiliates shall not challenge or question the validity or enforceability of any of the Licensed Technology in any lawsuit or proceeding between Licensor, on the one hand, and Licensee or any of its Affiliates, on the other.

5.3.          Infringement.  If Licensee or any of its Subsidiaries becomes aware of any infringement or misappropriation, anywhere in the world, of any Licensed Technology, Licensee shall promptly notify Licensor in writing to that effect.  Any such notice shall include any available evidence to support an allegation of infringement or misappropriation against the applicable Third Party(ies).  Licensor shall have no obligation to Licensee to maintain, protect, defend and/or enforce any of the Licensed Technology, even if notified by Licensee of any potential infringement or misappropriation of such Licensed Technology.  Licensor shall have the sole right to defend the Licensed Technology from claims that it infringes any Patent Right or other intellectual property right of a Third Party, except in the case of a matter covered by indemnification in the SPA for which Licensee undertakes the defense.

5.4.          Expense Sharing.  Licensee acknowledges and agrees that, notwithstanding the royalty-free nature of the license granted in Section 2.1, the Licensee, any other licensee of the Licensed Technology from time to time and the Licensor shall be responsible and liable to equally share all costs and expenses incurred by Licensor (including reasonable attorney’s fees and expenses) with respect to obtaining, maintaining, protecting, defending and/or enforcing any of the Patent Rights included in the Licensed Technology.  Licensor shall invoice Licensee for its corresponding share of the foregoing costs and expenses, and Licensee shall pay all invoiced amounts within thirty (30) days of receipt of the applicable invoice.  All past due amounts shall accrue interest at the lower of (a) one-and-one-half percent (1.5%) per month or (b) the maximum interest rate permitted by applicable law.

6.             TERMINATION

6.1.          Term.  This Agreement shall become effective on the Effective Date and continue in force and effect until terminated in accordance with this Section 6 (such period of time, the “Term”).

6.2.          Change of Control.  This Agreement shall immediately terminate without any need for action on the part of either Party upon a Change of Control.  Licensee shall provide Licensor written notice of (a) any Change of Control or (b) any contract or agreement that contemplates any Change of Control to which Licensee or any of its Affiliates is or will be a party.

6.3.          For Cause.  Either Party may terminate this Agreement upon written notice to the other Party if the other Party breaches this Agreement or the SPA and does not cure such breach within thirty (30) days of receipt of such notice.

6.4.          For Bankruptcy.  Licensor may terminate this Agreement in the event that Licensee ceases doing business, is the subject of a voluntary bankruptcy, insolvency or similar proceeding, is the subject of an involuntary bankruptcy, insolvency, or similar proceeding that is not dismissed within sixty (60) days of filing, makes an assignment for the benefit of creditors, becomes unable to pay its debts when due or enters into an agreement with its creditors providing for the extension or composition of debt.

6.5.          Effect of Termination.  Upon termination of this Agreement, all rights granted to Licensee pursuant to this Agreement shall terminate, including the license granted in

Section 2.1.  Upon any such termination, Licensee shall promptly return or destroy all materials, samples, documents, information or other materials obtained from Licensor that embody or disclose any Licensed Technology or Confidential Information.  No termination of this Agreement shall relieve either Party from any obligations that accrued prior to the date of such termination.  Notwithstanding the foregoing, Sections 3, 4, 5, 7, 8, and 9 of this Agreement shall survive termination of this Agreement.

7.             CONFIDENTIALITY

7.1.          Without limiting Section 12.4 of the SPA, during the Term and for two (2) years thereafter, all Confidential Information disclosed by Licensor to Licensee in connection with the activities contemplated by this Agreement shall not be used by Licensee except in connection with the activities and licenses contemplated by this Agreement, shall be maintained in confidence by Licensee under reasonable measures no less protective than those measures used by Licensee to protect its own Confidential Information, and shall not otherwise be disclosed by Licensee to any other Person.

7.2.          Notwithstanding Section 7.1, Licensee may disclose the relevant aspects of the Licensor’s Confidential Information to its officers, agents, employees and contractors to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement; provided that Licensee takes all reasonable measures to ensure that such Confidential Information is not disclosed or duplicated in contravention of the terms and conditions of this Agreement by such officers, agents, and employees, including obtaining an enforceable confidentiality agreement from such officer, agent, employee or contractor.  Notwithstanding anything to the contrary herein, the obligations in this Section 7 do not restrict any disclosure by either party required by any applicable law, or by order of any court or government agency; provided that Licensee provides prior written notice of such disclosure to Licensor and assists Licensor in its reasonable and lawful efforts to avoid or minimize the degree of such disclosure.

7.3.          “Confidential Information” means any and all confidential or proprietary information and documentation, including, without limitation, trade secrets, Know-How, Licensed Technology and the terms and conditions of this Agreement (except as required by a party to enforce its rights hereunder), but excluding confidential or proprietary information that (as determined by competent documentation):

(i)            was known or used by Licensee prior to its date of disclosure to Licensee;

(ii)           either before or after the date of the disclosure to Licensee, is lawfully disclosed to Licensee by sources other than the Licensor rightfully in possession of the Confidential Information;

(iii)          either before or after the date of the disclosure to Licensee, becomes published or generally known to the public, without the Licensee violating this Section 7; or

(iv)          is independently developed by or for Licensee without reference to or reliance upon the Confidential Information or any Licensed Technology.

8.             INDEMNIFICATION

8.1.          Indemnification.  Licensee will indemnify, defend and hold harmless Licensor, its Affiliates and all of their respective officers, directors, employees, agents, successors and assigns (each, a “Licensor Indemnified Person”) from and against any Damages arising from or incurred in connection with (a) any breach of this Agreement by Licensee, any of its Affiliates or any of their respective officers, directors, employees, agents, successors or assigns (“Licensee Persons”); (b) any negligence or intentional misconduct of any Licensee Person; or (c) any product liability, personal injury, wrongful death, property damage or other claims, whether made by employees, subcontractors, agents or the general public with respect to any Products.

8.2.          Procedure.  The indemnification procedures contained in Section 10.9 of the SPA shall apply to all claims for indemnification made by any Licensor Indemnified Person under Section 8.1.

8.3.          No Limitations.  Notwithstanding anything to the contrary in the SPA, the limitations on Licensee’s indemnification liability under the SPA contained in Sections 10.4 and 10.5 of the SPA shall not apply to any claim for indemnification made by any Licensor Indemnified Person under Section 8.1.

9.             GENERAL PROVISIONS

9.1.          Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a Party may designate by notice to the other Party):

If to Licensor:

Gish Biomedical, Inc.

c/o MEDOS Medizintechnik AG

Obere Steinfurt 8 - 10

D - 52222 Stolberg

Germany

Attention:  Joachim Pelz, Dr. med. Thomas Theisen

Facsimile No.:  +49 2402 96646059

with a copy to (which copy shall not constitute notice):

Dewey Ballantine LLP

Taunusanlage 1

D-60329 Frankfurt am Main

Germany

Attention: Dr. Benedikt von Schorlemer LLM

Facsimile No.:  +49 69 36393333

If to Licensee:

CardioTech International, Inc.

229 Andover Street

Wilmington, MA  01887

USA

Attention:  Michael Adams, Chief Executive Officer

Facsimile No.:  +1 978 657 0074

9.2.          Governing Law; Jurisdiction; Service of Process.  This Agreement will be governed by the laws in effect in the State of New York without regard to conflicts of laws principles.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought exclusively in the courts of the State of New York located in the County of New York or in the United States District Court for the Southern District of New York, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

9.3.          Further Assurances.  Licensee agrees, upon request of Licensor, to promptly execute such assignments or conveyances of interest as may be necessary to accomplish the assignments and allocation of rights contemplated herein, without further consideration and free from any claims or liens or retention of rights.

9.4.          Waiver.  The rights and remedies of the Parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

9.5.          Entire Agreement; Modification.  This Agreement and the SPA supersede all prior agreements between the parties with respect to its subject matter, and constitute a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

9.6.          Assignment; No Third Party Rights.  Neither this Agreement, nor any rights granted hereunder may be assigned or transferred (by operation of law or otherwise) by Licensee without the prior written consent of Licensor, and any attempted assignment in violation of this sentence shall be null and void.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the permitted successors and permitted assigns of the Parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

9.7.          Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.8.          Interpretation.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless the context otherwise provides.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.  References to a Section includes reference to all subsections of that Section.

9.9.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective authorized officers as of the day and year first written above.

GISH BIOMEDICAL, INC.

By:	/s/ Eric G. Walters
Name: Eric G. Walters
Title: Secretary

CARDIOTECH INTERNATIONAL INC

By:	/s/ Michael F. Adams
Name: Michael F. Adams
Title: President & CEO

EXHIBIT A

LICENSED TECHNOLOGY

PCT/US03/04284, filed February 12, 2003, entitled “COMPOSITION AND METHOD FOR COATING MEDICAL DEVICES”

U.S. Patent Application No. 10/080,749, filed February 22, 2002, entitled “Composition and method for coating medical devices”

European Patent Application No. 03716020.7, entitled “COMPOSITION AND METHOD FOR COATING MEDICAL DEVICES”

Japanese Patent Application No. 2003-570897, entitled “COMPOSITION AND METHOD FOR COATING MEDICAL DEVICES”